NEWS RELEASE
ROB FREDERICK	SUE PERRAM
VICE PRESIDENT	DIRECTOR
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
502-774-7707	502-774-6862

BROWN-FORMAN REPORTS VERY STRONG, BROAD-BASED
FISCAL 2022 PERFORMANCE;
EXPECTS MOMENTUM TO CONTINUE IN FISCAL 2023
Louisville, KY, June 8, 2022 - Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its fourth quarter and fiscal year ended April 30, 2022. For the fourth quarter, the company’s reported net sales1 of $996 million increased 23% (+27% on an organic basis2). In the quarter, reported operating income increased 46% to $246 million (+62% on an organic basis) and diluted earnings per share increased 26% to $0.31.
For the full year, the company’s reported net sales increased 14% to $3,933 million (+17% on an organic basis). Reported operating income increased 3% to $1,204 million (+27% on an organic basis) in the fiscal year, while diluted earnings per share decreased 7% to $1.74 primarily due to higher income taxes partially offset by the increase in reported operating income. Earnings per share in fiscal 2021 included an estimated $0.20 per share benefit from the gain on the sale of the Early Times, Canadian Mist, and Collingwood brands and related assets.
Lawson Whiting, Brown-Forman’s President and Chief Executive Officer stated, “I am proud of our exceptional results, our strategic progress, and yet another year of growth despite numerous headwinds. We achieved these results due in large part to the resurgence of Jack Daniel’s Tennessee Whiskey, which experienced strong consumer demand as the on-premise channel reopened around the world. Equally important, we believe we are well positioned for continued growth in the fiscal year ahead given our strategic initiatives and our talented teams.”

Fiscal 2022 Highlights
•Reported net sales grew 14% (+17% organic) building on our fiscal 2021 growth.
◦All geographic clusters contributed meaningfully to strong reported net sales growth.
◦Jack Daniel’s Tennessee Whiskey fueled overall company performance with 20% reported net sales growth (+23% organic).
◦Premium bourbons, led by Woodford Reserve and Old Forester, grew reported net sales 17% (+17% organic).
◦The tequila portfolio, driven by Herradura and el Jimador, grew reported net sales 22% (+20% organic).
◦Gross margin expanded 30 basis points.

◦Reported advertising expense increased 10% (+11% organic) as we continued to invest for growth across the brand portfolio.
◦Returned $831 million to stockholders, which included a special cash dividend of $1 per share, or approximately $480 million, and $351 million in regular dividends.

Fiscal 2022 Brand Results
•The Jack Daniel’s family of brands delivered double-digit reported net sales growth of 15% (+17% organic) fueled by a strong, broad-based resurgence of Jack Daniel’s Tennessee Whiskey, reflecting higher volumes and a favorable channel mix shift to the on-premise channel. An estimated net increase in distributor inventories positively impacted reported net sales. Further gains for the Jack Daniel’s family of brands were delivered by the continued international launch of Jack Daniel’s Tennessee Apple and the international growth of Jack Daniel’s RTDs. Supply chain disruptions adversely impacted fiscal 2022 results for Jack Daniel’s Tennessee Whiskey, Jack Daniel’s Tennessee Honey, and Jack Daniel’s Tennessee Fire.
•Premium bourbons, propelled by Woodford Reserve and Old Forester, delivered 17% reported net sales growth (+17% organic). Gains for Woodford Reserve, the leader by volume and value in the super-premium American whiskey category, were driven by higher volumes and pricing in the United States and higher volumes in the Travel Retail channel. Woodford Reserve’s reported net sales were negatively impacted by supply chain disruptions. Old Forester sustained double-digit reported net sales growth and surpassed 400,000 nine-liter cases in fiscal 2022.
•Our tequilas delivered double-digit reported net sales growth of 22% (+21% organic) driven by the broad-based growth of Herradura and el Jimador, led by the United States.

Fiscal 2022 Market Results
•The company delivered strong, broad-based reported net sales growth across all geographic clusters and the Travel Retail channel. Supply chain disruptions had an adverse effect on results.
•Reported net sales in the United States3 grew 10% (+12% organic) led by Jack Daniel’s Tennessee Whiskey, higher volumes and price increases for our premium bourbons, Woodford Reserve, and Old Forester, and volumetric growth of Herradura and el Jimador. An estimated net increase in distributor inventories positively impacted reported net sales. Reported net sales growth was partially offset by the effect of acquisitions and divestitures in the prior year along with lower volumes for Jack Daniel’s Tennessee Honey, which was adversely impacted by supply chain disruptions.
•Developed international3 markets grew reported net sales 12% (+16% organic) with broad-based volumetric growth from Jack Daniel’s Tennessee Whiskey and higher volumes and prices of Jack

Daniel’s RTDs. An estimated net increase in distributor inventories positively impacted reported net sales. Reported net sales growth was partially offset by the negative effect of foreign exchange.
•Emerging markets3 grew reported net sales 24% (+29% organic) reflecting the broad-based growth of Jack Daniel’s Tennessee Whiskey and the continued international launch of Jack Daniel’s Tennessee Apple, partially offset by the negative effect of foreign exchange. An estimated net increase in distributor inventories positively impacted reported net sales.
•The Travel Retail3 channel rebounded with reported net sales growth of 65% (+67% organic) as we cycled against significant declines during the same prior year period.
Fiscal 2022 Other P&L Items
•Reported gross profit increased 14% (+17% organic). Gross margin expanded 30 basis points to 60.8%, driven primarily by favorable price/mix and the effect of acquisitions and divestitures, largely offset by higher costs.
•Reported advertising expense increased 10% (+11% organic) as the company continued to fuel momentum and invest for future growth. Reported selling, general, and administrative expenses increased 3% (+7% organic) due to higher discretionary spend and one-time items including a special employee bonus and costs related to the impact of Russia’s invasion of Ukraine.
•During the fourth quarter, we recognized a $52 million non-cash impairment charge for our Finlandia brand name. The impairment reflects a decline in our long-term outlook for Finlandia due to our suspension of operations in Russia, a key market for the brand.
•The company’s reported operating income increased by 3% (+27% organic).
Fiscal 2022 Financial Stewardship
•During fiscal 2022, the company returned nearly $831 million to stockholders through its regular quarterly dividend as well as a $480 million special dividend paid during the third quarter of fiscal 2022. Brown-Forman, a member of the prestigious S&P 500 Dividend Aristocrats index, has paid regular quarterly cash dividends for 78 consecutive years and has increased the regular dividend for 38 consecutive years.
Fiscal Year 2023 Outlook
The company anticipates continued growth in fiscal 2023 despite global macroeconomic and geopolitical uncertainties. Accordingly, we expect the following in fiscal 2023:
•With the strength of our portfolio of brands and strong consumer demand, we expect organic net sales growth in the mid-single digit range.

•Considering the net effect of inflation and the removal of the EU and UK tariffs on American whiskey, we project reported gross margin to expand slightly.
•Based on the above expectations, we anticipate mid-single digit organic operating income growth.
•We expect our fiscal 2023 effective tax rate to be in the range of approximately 22% to 23%.
•Capital expenditures are planned to be in the range of $190 to $210 million.
Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (ET) today. All interested parties in the United States are invited to join the conference call by dialing 833-962-1472 and asking for the Brown-Forman call. International callers should dial +1-442-268-1255. The company suggests that participants dial in 10 minutes in advance of the 10:00 a.m. (ET) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.

For over 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s Tennessee RTDs, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Jack Daniel’s Tennessee Apple, Gentleman Jack, Jack Daniel’s Single Barrel, Woodford Reserve, Old Forester, Coopers’ Craft, GlenDronach, Benriach, Glenglassaugh, Slane, Herradura, el Jimador, New Mix, Korbel, Sonoma-Cutrer, Finlandia, Chambord, and Fords Gin. Brown-Forman’s brands are supported by approximately 4,700 employees and sold in more than 170 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:
•Our substantial dependence upon the continued growth of the Jack Daniel's family of brands
•Substantial competition from new entrants, consolidations by competitors and retailers, and other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Disruption of our distribution network or inventory fluctuations in our products by distributors, wholesalers, or retailers
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; further legalization of marijuana; shifts in consumer purchase practices; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Production facility, aging warehouse, or supply chain disruption
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, or labor
•Impact of health epidemics and pandemics, including the COVID-19 pandemic, and the risk of the resulting negative economic impact and related governmental actions
•Unfavorable global or regional economic conditions, particularly related to the COVID-19 pandemic, and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Negative publicity related to our company, products, brands, marketing, executive leadership, employees, board of directors, family stockholders, operations, business performance, or prospects
•Failure to attract or retain key executive or employee talent
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Risks associated with being a U.S.-based company with a global business, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American whiskeys and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations; terrorism; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar
•Changes in laws, regulatory measures, or governmental policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, corporate, sales or value-added taxes, property taxes, payroll taxes, import and export duties, and tariffs) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Decline in the social acceptability of beverage alcohol in significant markets
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Counterfeiting and inadequate protection of our intellectual property rights
•Significant legal disputes and proceedings, or government investigations
•Cyber breach or failure or corruption of our key information technology systems or those of our suppliers, customers, or direct and indirect business partners, or failure to comply with personal data protection laws
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure
For further information on these and other risks, please refer to our public filings, including the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended April 30, 2021 and 2022
(Dollars in millions, except per share amounts)

	2021	2022	Change

Net sales	$812	$996	23%
Cost of sales	314	370	18%
Gross profit	498	626	26%
Advertising expenses	121	127	6%
Selling, general, and administrative expenses	211	195	(8%)
Other expense (income), net	(2)	58
Operating income	168	246	46%
Non-operating postretirement expense	2	11
Interest expense, net	19	19
Income before income taxes	147	216	47%
Income taxes	27	65
Net income	$120	$151	26%

Earnings per share:
Basic	$0.25	$0.32	26%
Diluted	$0.25	$0.31	26%

Gross margin	61.4%	62.8%
Operating margin	20.7%	24.7%

Effective tax rate	18.4%	30.2%

Cash dividends paid per common share	$0.1795	$0.1885

Shares (in thousands) used in the
calculation of earnings per share
Basic	478,696	478,976
Diluted	480,713	480,456

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Twelve Months Ended April 30, 2021 and 2022
(Dollars in millions, except per share amounts)

	2021	2022	Change

Net sales	$3,461	$3,933	14%
Cost of sales	1,367	1,542	13%
Gross profit	2,094	2,391	14%
Advertising expenses	399	438	10%
Selling, general, and administrative expenses	671	690	3%
Gain on sale of business	(127)	—
Other expense (income), net	(15)	59
Operating income	1,166	1,204	3%
Non-operating postretirement expense	6	13
Interest expense, net	79	77
Income before income taxes	1,081	1,114	3%
Income taxes	178	276
Net income	$903	$838	(7%)

Earnings per share:
Basic	$1.89	$1.75	(7%)
Diluted	$1.88	$1.74	(7%)

Gross margin	60.5%	60.8%
Operating margin	33.7%	30.6%

Effective tax rate	16.5%	24.8%

Cash dividends paid per common share	$0.7076	$1.7360

Shares (in thousands) used in the
calculation of earnings per share
Basic	478,527	478,879
Diluted	480,677	480,565

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2021	April 30, 2022
Assets:
Cash and cash equivalents	$1,150	$868
Accounts receivable, net	753	813
Inventories	1,751	1,818
Other current assets	263	277
Total current assets	3,917	3,776

Property, plant, and equipment, net	832	875
Goodwill	779	761
Other intangible assets	676	586
Other assets	318	375
Total assets	$6,522	$6,373

Liabilities:
Accounts payable and accrued expenses	$679	$703
Dividends payable	—	—
Accrued income taxes	34	81
Short-term borrowings	205	—
Current portion of long-term debt	—	250
Total current liabilities	918	1,034

Long-term debt	2,354	2,019
Deferred income taxes	169	219
Accrued postretirement benefits	219	183
Other liabilities	206	181
Total liabilities	3,866	3,636

Stockholders’ equity	2,656	2,737

Total liabilities and stockholders’ equity	$6,522	$6,373

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Twelve Months Ended April 30, 2021 and 2022
(Dollars in millions)

	2021	2022

Cash provided by operating activities	$817	$936

Cash flows from investing activities:
Proceeds from sale of business	177	—
Acquisition of business, net of cash acquired	(14)	—
Additions to property, plant, and equipment	(62)	(138)
Other	(3)	11
Cash provided by (used for) investing activities	98	(127)

Cash flows from financing activities:
Net change in short-term borrowings	(126)	(196)
Dividends paid	(338)	(831)
Other	(21)	(11)
Cash used for financing activities	(485)	(1,038)

Effect of exchange rate changes	45	(47)

Net increase (decrease) in cash, cash equivalents, and restricted cash	475	(276)

Cash, cash equivalents, and restricted cash at beginning of period	675	1,150

Cash, cash equivalents, and restricted cash at end of period	1,150	874
Less: Restricted cash at end of period	—	(6)
Cash and cash equivalents at end of period	$1,150	$868

Schedule A

Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)

	Three Months Ended	Twelve Months Ended	Fiscal Year Ended
	April 30, 2022	April 30, 2022	April 30, 2021

Reported change in net sales	23%	14%	3%
Acquisitions and divestitures	1%	2%	—%
Foreign exchange	3%	2%	(1)%
Organic change in net sales[2]	27%	17%	2%

Reported change in gross profit	26%	14%	(2)%
Acquisitions and divestitures	—%	1%	1%
Foreign exchange	3%	3%	(1)%
Organic change in gross profit[2]	28%	17%	(2)%

Reported change in advertising expenses	6%	10%	4%
Foreign exchange	5%	2%	(2)%
Organic change in advertising expenses[2]	10%	11%	2%

Reported change in SG&A	(8)%	3%	4%
Foundation	10%	3%	(3)%
Foreign exchange	3%	1%	(1)%
Organic change in SG&A2	4%	7%	—%

Reported change in operating income	46%	3%	7%
Acquisitions and divestitures	(1)%	14%	(10)%
Foundation	(19)%	(2)%	2%
Impairment Charges	31%	6%	(1)%
Foreign exchange	4%	6%	(2)%
Organic change in operating income[2]	62%	27%	(5)%

Note: Totals may differ due to rounding to match the format of other schedules
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Twelve Months Ended April 30, 2022

			% Change vs. Prior Year Period
Brand[3]	Depletions (Millions)		Depletions[3]		Net Sales
	9-Liter	Drinks Equivalent[3]	9-Liter[4]	Drinks Equivalent[3]	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic[2]
Whiskey	31.3	21.7	10%	10%	13%	2%	2%	18%
Jack Daniel’s family of brands	29.2	19.6	9%	9%	15%	—%	3%	17%
Jack Daniel’s Tennessee Whiskey	14.0	14.0	12%	12%	20%	—%	4%	23%
Jack Daniel’s RTD and RTP	10.7	1.1	9%	9%	6%	—%	1%	7%
Jack Daniel’s Tennessee Honey	2.1	2.1	1%	1%	—%	—%	2%	2%
Gentleman Jack	0.8	0.8	(8)%	(8)%	(3)%	—%	2%	—%
Jack Daniel’s Tennessee Fire	0.6	0.6	0%	0%	16%	—%	(2)%	13%
Jack Daniel’s Tennessee Apple	0.7	0.7	23%	23%	44%	—%	2%	46%
Other Jack Daniel’s Whiskey Brands	0.3	0.3	0%	0%	17%	—%	2%	19%
Woodford Reserve	1.4	1.4	14%	14%	16%	—%	—%	16%
Rest of Whiskey	0.6	0.6	17%	17%	(10)%	37%	1%	28%
Tequila	10.4	3.3	1%	14%	22%	—%	(2)%	20%
el Jimador	1.6	1.6	25%	25%	27%	—%	(1)%	27%
Herradura	0.7	0.7	27%	27%	29%	—%	(1)%	28%
Rest of Tequila	8.1	1.0	(4)%	(6)%	6%	—%	(3)%	3%
Wine	2.1	2.1	1%	1%	6%	—%	—%	6%
Vodka	2.6	2.6	12%	12%	21%	—%	2%	23%
Rest of Portfolio	0.7	0.7	6%	6%	10%	(2)%	14%	22%
Non-branded and bulk	NM	NM	NM	NM	6%	18%	1%	25%
Total Portfolio	47.1	30.4	7%	10%	14%	2%	2%	17%
Other Brand Aggregations
American Whiskey	31.1	21.5	10%	10%	14%	1%	2%	17%
Premium Bourbons	1.9	1.9	14%	14%	17%	—%	—%	17%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Twelve Months Ended April 30, 2022

	% Change vs. Prior-Year Period
Geographic Area[3]	Net Sales
	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic[2]
United States	10%	2%	—%	12%
Developed International	12%	—%	4%	16%
Germany	11%	—%	3%	14%
Australia	5%	—%	2%	7%
United Kingdom	7%	—%	9%	15%
France	(1)%	—%	3%	2%
Rest of Developed International	32%	2%	3%	37%
Emerging	24%	—%	5%	29%
Mexico	19%	—%	(4)%	15%
Poland	9%	—%	4%	13%
Brazil	22%	—%	(1)%	21%
Russia	7%	—%	6%	13%
Chile	64%	—%	—%	64%
Rest of Emerging	34%	—%	15%	49%
Travel Retail	65%	2%	1%	67%
Non-branded and bulk	6%	18%	1%	25%
Total	14%	2%	2%	17%

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule D
Brown-Forman Corporation
Supplemental Free Cash Flow Information (Unaudited)
(Dollars in millions)

	Twelve Months Ended
	April 30, 2021	April 30, 2022

Cash provided by operating activities	$817	$936
Additions to property, plant, and equipment	(62)	(138)
Free Cash Flow[2]	$755	$798
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule E
Brown-Forman Corporation
Supplemental Geographic, Product, and Operations Information (Unaudited)
Twelve Months Ended April 30, 2022

Estimated Net Change in Distributor Inventories[3]
Geographic Area[3] - Net Sales
United States	5%
Developed International	3%
Emerging	4%
Travel Retail	11%
Non-Branded and Bulk	—%
Brand[3] - Net Sales
Whiskey	5%
Jack Daniel’s family of brands	6%
JDTW	7%
JD RTD/RTP	(2)%
JDTH	—%
Gentleman Jack	5%
JDTF	13%
JDTA	24%
Other Jack Daniel’s Whiskey Brands	14%
Woodford Reserve	(1)%
Rest of Whiskey	5%
Tequila	(1)%
el Jimador	2%
Herradura	(5)%
Rest of Tequila	1%
Wine	3%
Vodka (Finlandia)	4%
Rest of Portfolio	3%
Non-branded and bulk	—%
Statement of Operations Line Items
Net Sales	4%
Cost of Sales	2%
Gross Profit	6%
Operating Income	12%

A positive difference is interpreted as a net increase in distributors’ inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories.
Note: Totals may differ due to rounding

Note 1 - Percentage growth rates are compared to the same prior-year periods, unless otherwise noted. See updated language below.

Note 2 - Non-GAAP Financial Measures
Use of Non-GAAP Financial Information.We use some financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Organic change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “organic” basis. We use “organic change” for the following measures of the statements of operations: (a) organic net sales; (b) organic cost of sales; (c) organic gross profit; (d) organic advertising expenses; (e) organic selling, general, and administrative (SG&A) expenses; (f) organic other expense (income) net; (g) organic operating expenses*; and (h) organic operating income. To calculate these measures, we adjust, as applicable, for (1) acquisitions and divestitures, (2) foreign exchange, (3) impairment charges, and (4) a commitment to our charitable foundation. We explain these adjustments below.
•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on sale of divested brands, (b) any non-recurring expenses or income related to our acquisitions and divestitures (e.g., transaction costs, integration costs, and transition service costs or income), and (c) the operating activity of acquired and divested brands for periods that are not comparable (non-comparable periods). Excluding non-comparable periods enhances our understanding of the trends in our business.
During fiscal 2021, we sold our Early Times, Canadian Mist, and Collingwood brands and related assets, which resulted in a pre-tax gain of $127 million, and entered into a related transition services agreement (TSA) for these brands. Also, during fiscal 2021, we acquired Part Time Rangers Limited, which owns Part Time Rangers RTDs.
This adjustment removes (a) transaction and integration costs related to the acquisitions and divestitures, (b) the gain on sale of Early Times, Canadian Mist, and Collingwood and related assets, (c) operating activity for the non-comparable period for Early Times, Canadian Mist, and Collingwood, which is activity in the first quarter of fiscal 2021, (d) the net sales and operating expenses recognized pursuant to the TSA related to (i) contract bottling services and (ii) distribution services in certain markets, and (e) operating activity for Part Time Rangers Holdings Limited for the non-comparable period, which is primarily activity in the first two quarters of fiscal 2022. We believe that these adjustments allow for us to better understand our organic results on a comparable basis
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the organic trend both positively and negatively. (In this press release,“dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
•“Impairment Charges.” This adjustment removes the impact of impairment charges from our results of operations.
During the first three quarters of fiscal 2022, we recognized non-cash impairment charges of $9 million for certain fixed assets. During the fourth quarter of fiscal 2022, we recognized a non-cash impairment charge of $52 million for our Finlandia brand name. We believe that these adjustments allow for us to better understand our organic results on a comparable basis.
•“Foundation.” During the fourth quarter of fiscal 2021, we committed $20 million to the Brown-Forman Foundation (the Foundation) to support the communities where our employees live and work. This adjustment

*Organic operating expenses include organic advertising expenses, organic SG&A expenses, and organic other expenses (income), net.

removes the $20 million commitment to the Foundation from our organic SG&A expenses and organic operating income to present our organic results on a comparable basis.
We use the non-GAAP measure “organic change”, along with other metrics, to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the board of directors, stockholders, and investment community.We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. We believe these non-GAAP measures are useful to readers and investors because they enhance the understanding of our historical financial performance and comparability between periods.
During the third quarter of fiscal 2022, we changed certain non-GAAP financial measures that we have historically used. We no longer report “underlying changes” in certain measures of the statements of operations; instead, we now report “organic change” for certain measures of the statements of operations. “Organic change” includes all of the non-GAAP adjustments that we have historically made in adjusting GAAP to “underlying change” results, except that “organic change” does not include an adjustment for “estimated net change in distributor inventories,” which reflected the estimated net effect of changes in distributor inventories on changes in certain line items of the statements of operations. This change to our non-GAAP financial measures was in response to comments from and discussions with the Staff of the Securities and Exchange Commission.

Although we no longer provide non-GAAP financial measures that adjust for “estimated net change in distributor inventories,” we still believe that our results are affected by changes in distributor inventories, particularly in our largest market, the United States, where the spirits industry is subject to regulations that essentially mandate a so-called “three-tier system,” with a value chain that includes suppliers, distributors and retailers. Accordingly, we will continue to provide information concerning fluctuations in distributor inventories. We believe such information is useful in understanding our performance and trends as it provides relevant information regarding customers’ demand for our products.
“Return on average invested capital.” This measure refers to the sum of net income and after-tax interest expense, divided by average invested capital. Average invested capital equals assets less liabilities, excluding interest-bearing debt, and is calculated using the average of the most recent 13 month-end balances. After-tax interest expense equals interest expense multiplied by one minus our effective tax rate. We use this non-GAAP measure because we consider it to be a meaningful indicator of how effectively and efficiently we invest capital in our business.

“Free cash flow.” This measure refers to the cash provided by operating activities less additions to property, plant, and equipment on the Unaudited Condensed Consolidated Statements of Cash Flows above. In Schedule D, we provide this calculation for the relevant periods. We use this non-GAAP measure in evaluating the Company’s financial performance, which measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to the stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by beverage alcohol category. Below, we define aggregations used in this press release.
Geographic Aggregations.
In Schedule C and schedule E, we provide supplemental information for our geographic aggregations. In addition to markets that are listed by country name, we include the following aggregations:
•“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. In fiscal 2022, our largest developed international markets were Germany, Australia, the United Kingdom, and France. This aggregation represents our net sales of branded products to these markets.

•“Emerging” markets are “emerging and developing economies” as defined by the IMF. In fiscal 2022, our largest emerging markets were Mexico, Poland, Brazil, Russia, and Chile. This aggregation represents our net sales of branded products to these markets.
•“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military, regardless of customer location.
•“Non-branded and bulk” includes our net sales of used barrels, contract bottling, and bulk whiskey and wine, regardless of customer location.
Brand Aggregations.
In Schedule B and schedule E, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2022 reported net sales. In addition to brands that are listed by name, we include the following aggregations:
•“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs, ready-to-drink (RTD), and ready-to-pour products (RTP). The brands included in this category are the Jack Daniel’s family of brands, the Woodford Reserve family of brands (Woodford Reserve), the Old Forester family of brands (Old Forester), GlenDronach, Benriach, Glenglassaugh, Slane Irish Whiskey, and Coopers’ Craft.
◦“American whiskey” includes the Jack Daniel’s family of brands, premium bourbons (defined below), and super-premium American whiskey (defined below).
▪“Jack Daniel's family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s RTD and RTP products (JD RTD/RTP), Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Sinatra Select, Jack Daniel's Single Barrel Rye, Jack Daniel’s No. 27 Gold Tennessee Whiskey, Jack Daniel’s Bottled-in-Bond, and Jack Daniel’s 10 Year Old.
•“Jack Daniel’s RTD and RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s Country Cocktails, Jack Daniel’s Double Jack, and other malt / spirit based Jack Daniel’s RTDs.
▪“Super-premium American whiskey” includes Woodford Reserve, Gentleman Jack, JDSB, JDTR, Jack Daniel’s Sinatra Select, Jack Daniel’s No. 27 Gold Tennessee Whiskey, Jack Daniel’s Bottled-in-Bond, and Jack Daniel’s 10 Year Old.
▪“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.
•“Tequila” includes the Herradura family of brands (Herradura), el Jimador, New Mix, and other tequilas.
•“Wine” includes Korbel Champagnes and Sonoma-Cutrer wines.
•“Vodka” includes Finlandia.
•“Non-branded and bulk” includes our net sales of used barrels, contract bottling, and bulk whiskey and wine.
Other Metrics.
•“Shipments.” We generally record revenues when we ship or deliver our products to our customers. In this document, unless otherwise specified, we refer to shipments when discussing volume.
•“Depletions.” This is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, depletions usually means either (a) our shipments directly to retail or wholesale customers for owned distribution markets or (b) shipments from our distributor customers to retailers and wholesalers in other markets. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do.

•“Consumer takeaway.” When discussing trends in the market, we refer to consumer takeaway, a term commonly used in the beverage alcohol industry that refers to the purchase of product by consumers from retail outlets, including products purchased through e-commerce channels, as measured by volume or retail sales value. This information is provided by third parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric. We believe consumer takeaway is a leading indicator consumer demand trends.
•“Estimated net change in distributor inventories.” We generally recognize revenue when our products are shipped or delivered to customers. In the United States and certain other markets, our customers are distributors that sell downstream to retailers and consumers. We believe that our distributors’ downstream sales more closely reflect actual consumer demand than do our shipments to distributors. Our shipments increase distributors’ inventories, while distributors’ depletions (as described above) reduce their inventories. Therefore, it is possible that our shipments do not coincide with distributors’ downstream depletions and merely reflect changes in distributors’ inventories. Because changes in distributors’ inventories could affect our trends, we believe it is useful for investors to understand those changes in the context of our operating results.
We perform the following calculation to determine the “estimated net change in distributor inventories”:
•For both the current-year period and the comparable prior-year period, we calculate a “depletion-based” amount by (a) dividing the organic dollar amount (e.g. organic net sales) by the corresponding shipment volumes to arrive at a shipment per case amount, and (b) multiplying the resulting shipment per case amount by the corresponding depletion volumes. We subtract the year-over-year percentage change of the “depletion-based” amount from the year-over-year percentage change of the organic amount to calculate the “estimated net change in distributor inventories.”
•A positive difference is interpreted as a net increase in distributors’ inventories, which implies that organic trends could decrease as distributors’ reduce inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories, which implies that organic trends could increase as distributors rebuild inventories.

•“Drinks-equivalent.” Volume is discussed on a nine-liter equivalent unit basis (nine-liter cases) unless otherwise specified. At times, we use a “drinks-equivalent” measure for volume when comparing single-serve ready-to-drink or ready-to-pour brands to a parent spirits brand. “Drinks equivalent” depletions are RTD and RTP nine-liter cases converted to nine-liter cases of a parent brand on the basis of the number of drinks in one nine-liter case of the parent brand. To convert RTD volumes from a nine-liter case basis to a drinks-equivalent nine-liter case basis, RTD nine-liter case volumes are divided by 10, while RTP nine-liter case volumes are divided by five.

Note 4 - Jack Daniel’s Country Cocktails 9L Depletions

Effective April 1, 2021, we created an alliance with Pabst Brewing Company for the supply, sales, and distribution of Jack Daniel’s Country Cocktails in the United States. Consequently, our fiscal 2022 results include net sales, but do not include 9L depletions for this brand. To share results on a comparable basis for fiscal 2022, we excluded fiscal 2021 9L depletions for Jack Daniel’s Country Cocktails in the United States.